Exhibit 10.1
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
This Amendment No. 1 (this “Amendment”), dated as of August 25, 2022, amends that certain Employment Agreement (the “Agreement”), dated as of January 14, 2022, by and between Sema4 Holdings Corp., a Delaware corporation (the “Corporation”), and Kevin Feeley (the “Executive”). All capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.
On August 25, 2022, the Executive was appointed as the Corporation’s Chief Financial Officer. In connection with such appointment, the Corporation and the Executive hereby agree to amend the Agreement as follows:
1.    In addition to the Executive’s current duties as SVP Operations, Sema4 and Head of GeneDx, the Executive shall perform the duties commensurate with those of the Corporation’s Chief Financial Officer.
2.    Effective as of August 29, 2022, the Corporation shall pay the Executive a Base Salary at a rate equal to $450,000 per annum, and the Executive’s target Performance Bonus shall equal 50% of his Base Salary.
3.    As soon as practicable following the date hereof and subject to the approval of the Compensation Committee of the Board, the Corporation shall grant the Executive an option to purchase a number of shares of Common Stock and a number of restricted stock units under the Incentive Plan having an aggregate grant-date value equal to $750,000 (the “New Equity Awards”), with 50% of such aggregate grant-date value represented by stock options and the remaining 50% of such aggregate grant-date value represented by restrictive stock units, in each case with such grant-date value determined in accordance with the Corporation’s customary practices. The terms of the New Equity Awards shall be governed in all respects by the terms of the notice of grant and award agreement to be entered into in connection with such grant and the terms and conditions of the Incentive Plan, except as otherwise expressly set forth in the Agreement; provided that (1) the exercise price per share of Common Stock underlying the stock options shall be equal to the closing price of one share of Common Stock on the date of grant, and (2) the New Equity Awards shall vest and become exercisable, as applicable, on a quarterly basis through the fourth anniversary of the grant date, subject to the Executive’s continued service with the Corporation on each applicable vesting date.
4.    Notwithstanding anything to the contrary in the Agreement, a material diminution in the Executive’s authority or responsibility as SVP Operations, Sema4 and Head of GeneDx shall not constitute Good Reason.
Except as otherwise set forth herein the Agreement will remain unmodified and in full force and effect.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the first day written above.

THE CORPORATION:

Sema4 Holdings Corp.

By:	/s/ Katherine Stueland
Name:	Katherine Stueland
Title:	Chief Executive Officer and member of the Board

THE EXECUTIVE

/s/ Kevin Feeley
Kevin Feeley
[Signature Page to Amendment No. 1 to Kevin Feeley Employment Agreement]